Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-205260) of our report dated March 30, 2016, relating to the consolidated financial statements and financial statement schedule of American Farmland Company appearing in the Annual Report on Form 10-K of American Farmland Company for the year ended December 31, 2015.

/s/ Deloitte & Touche LLP

New York, New York

March 30, 2016